[11]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form N-14 of our report dated December 23, 2013, relating to the financial statements and financial highlights which appear in the October 31, 2013 Annual Report to Shareholders of Goldman Sachs Asia Equity Fund and Goldman Sachs China Equity Fund. We also consent to the references to us under the headings “Financial Highlights”, “Experts” and in Exhibit A “Agreement and Plan of Reorganization” under the heading “Representations and Warranties.”

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

February 21, 2014